                                                                    EXHIBIT 12.4

                              IDAHO POWER COMPANY

                       CONSOLIDATED FINANCIAL INFORMATION

SUPPLEMENTAL RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS
                                  REQUIREMENTS

                                                                                                        TWELVE MONTHS
                                                         TWELVE MONTHS ENDED DECEMBER 31,               ENDED JUNE 30,
                                            ----------------------------------------------------------  --------------
                                               1993        1994        1995        1996        1997          1998
                                            ----------  ----------  ----------  ----------  ----------  --------------
                                                              (THOUSANDS OF DOLLARS)
Computation of Ratio of Earnings to Fixed
  Charges:
    Consolidated net income...............  $   84,464  $   74,930  $   86,921  $   90,618  $   92,274   $     93,079
                                            ----------  ----------  ----------  ----------  ----------  --------------
Income taxes:
    Income taxes (incl amounts charged to
      other income and deductions)........      38,057      35,307      49,498      51,316      47,559         43,793
    Investment tax credit adjustment......      (1,583)     (1,064)     (1,086)        776      (1,087)          (470)
                                            ----------  ----------  ----------  ----------  ----------  --------------
      Total income taxes..................      36,474      34,243      48,412      52,092      46,472         43,323
                                            ----------  ----------  ----------  ----------  ----------  --------------
Income before income taxes................     120,938     109,173     135,333     142,710     138,746        136,402
                                            ----------  ----------  ----------  ----------  ----------  --------------
Fixed Charges:
    Interest on long-term debt............      53,706      51,172      51,147      52,165      53,215         52,350
    Expense and premium--net..............         507         567         567         594         653            656
    Interest on short-term bank loans.....         220       1,157       3,144       2,269       2,902          3,050
    Other interest........................       2,023       1,538       1,598       2,319       3,990          4,104
    Interest portion of rentals...........       1,077         794         925         991         982          1,002
                                            ----------  ----------  ----------  ----------  ----------  --------------
        Total fixed charges...............      57,533      55,228      57,381      58,338      61,742         61,162
    Supplemental increment to fixed
      charges*............................       2,631       2,622       2,611       2,600       2,574          2,580
                                            ----------  ----------  ----------  ----------  ----------  --------------
      Supplemental fixed charges..........      60,164      57,850      59,992      60,938      64,316         63,742
    Preferred dividends requirements......       8,547      10,682      12,392      12,146       7,803          8,663
                                            ----------  ----------  ----------  ----------  ----------  --------------
      Total supplemental fixed charges and
        preferred dividends...............      68,711      68,532      72,384      73,084      72,119         72,405
                                            ----------  ----------  ----------  ----------  ----------  --------------
Supplemental Earnings--as defined.........  $  181,102  $  167,023  $  195,325  $  203,648  $  203,062        200,144
                                            ----------  ----------  ----------  ----------  ----------  --------------
                                            ----------  ----------  ----------  ----------  ----------  --------------
Supplemental Ratio of earnings to fixed
  charges and preferred dividends.........        2.64x       2.44x       2.70x       2.79x       2.82x          2.76x
                                            ----------  ----------  ----------  ----------  ----------  --------------
                                            ----------  ----------  ----------  ----------  ----------  --------------

------------------------

*   Explanation of increment:

    Interest on the guaranty of American Falls Reservoir District bonds and Milner Dam Inc. notes which are already included in operating expense.